Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 39-A-V dated August 7, 2009	Term sheet to Product Supplement No. 39-A-V Registration Statement No. 333-155535 Dated March 15, 2010; Rule 433

Structured Investments	JPMorgan Chase & Co. $ Buffered Equity NotesLinked to the PowerShares QQQ TrustSM, Series 1 due April 9, 2012

General

  The notes are designed for investors who seek an unleveraged return equal to the appreciation of the PowerShares QQQ TrustSM, Series 1, without return enhancement, up to a maximum total return on the notes that will not be less than 20.5%* or greater than 25.5%* at maturity. Investors should be willing to forgo interest and dividend payments and, if the Index Fund declines by more than 15%, be willing to lose up to 85% of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured debt obligations of JPMorgan Chase & Co. maturing April 9, 2012†.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes are expected to price on or about April 6, 2010 and are expected to settle on or about April 9, 2010.

Key Terms

Index Fund:	The PowerShares QQQ TrustSM, Series 1 (“QQQQ”) (the “Index Fund”). For additional information about the Index Fund, please see Appendix A to this term sheet.
Upside Leverage Factor:	One (1). There is no upside return enhancement.
Payment at Maturity:

If the Final Share Price is greater than the Initial Share Price, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Fund Return, subject to a Maximum Total Return on the notes that will not be less than 20.5%* or greater than 25.5%* at maturity. For example, assuming a Maximum Total Return of 20.5%*, if the Index Fund Return is equal to or greater than 20.5%, you will receive the Maximum Total Return on the notes of 20.5%*, which entitles you to a maximum payment at maturity of $1,205* for every $1,000 principal amount note that you hold. Accordingly, if the Index Fund Return is positive, your payment per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 + ($1,000 × Index Fund Return)
* The actual Maximum Total Return on the notes will be set on the pricing date and will not be less than 20.5% or greater than 25.5%.

Your principal is protected at maturity against up to a 15% decline of the Index Fund. If the Final Share Price has declined by 15% or less from the Initial Share Price, you will receive the principal amount of your notes at maturity.

If the Final Share Price has declined by more than 15% from the Initial Share Price you will lose 1% of the principal amount of your notes for every 1% that the Index Fund declined beyond 15% and your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 × (Index Fund Return + 15%)]
You will lose up to $850 per $1,000 principal amount note at maturity if the Index Fund Return reflects a decline of more than 15%.
Buffer Amount:	15%, which results in a minimum payment at maturity of $150 per $1,000 principal amount note.
Index Fund Return:	The performance of the Index Fund from the Initial Share Price to the Final Share Price, calculated as follows:
Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	The closing price of one share of the Index Fund on the pricing date divided by the Share Adjustment Factor.
Final Share Price:	The closing price of one share of the Index Fund on the Observation Date.
Share Adjustment Factor:

1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes – Payment at Maturity” and “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. 39-A-V for further information about these adjustments.

Observation Date†:	April 6, 2012
Maturity Date†:	April 9, 2012
CUSIP:	48124AKC0
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 39-A-V.

Investing in the Buffered Equity Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 39-A-V and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 39-A-V and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying product supplement no. 39-A-V or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	If the notes priced today and assuming a Maximum Total Return of 20.5%, J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $15.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMSI may be more or less than $15.00 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI exceed $20.00 per $1,000 principal amount note. See “Plan of Distribution” beginning on page PS-166 of the accompanying product supplement no. 39-A-V.

The agent for this offering, JPMSI, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page TS-5 of this term sheet.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 15, 2010

Additional Terms Specific to the Notes

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 39-A-V dated August 7, 2009. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 39-A-V, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC’s website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 39-A-V dated August 7, 2009:
   http://www.sec.gov/Archives/edgar/data/19617/000089109209003175/e36256_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC’s website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Supplemental Information

The following information supplements, and should be read in conjunction with, the information set forth in the accompanying product supplement no. 39-A-V. For purposes of the notes offered hereby, when the accompanying product supplement no. 39-A-V refers to a “Basket Fund”, the “Basket Funds,” a “Basket Component” or the “Basket Components,” each such reference is deemed to include the PowerShares QQQ TrustSM, Series 1.

Selected Purchase Considerations

  UNLEVERAGED APPRECIATION POTENTIAL — The notes provide the opportunity to earn an unleveraged return equal to the appreciation of the Index Fund, as measured by the Index Fund Return, without upside return enhancement, up to the Maximum Total Return on the notes. The actual Maximum Total Return on the notes will be set on the pricing date and will not be less than 20.5% or greater than 25.5%. Accordingly, the maximum payment at maturity will not be less than $1,205 or greater than $1,255 for every $1,000 principal amount note. Because the notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the notes is protected against a decline in the Final Share Price, as compared to the Initial Share Price, of up to and including 15%. If the Final Share Price declines by more than 15%, as compared to the Initial Share Price, for every 1% decline of the Final Share Price beyond 15%, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, at maturity you will receive a payment equal to at least $150 for each $1,000 principal amount note.
  DIVERSIFICATION OF THE PowerShares QQQ TrustSM, Series 1 — The PowerShares QQQ TrustSM, Series 1 is a unit investment trust designed to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NASDAQ-100 Index®, which we refer to as the Underlying Index. The Underlying Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The Nasdaq Stock Market, Inc. (“Nasdaq”). For additional information about the Index Fund, see “The PowerShares QQQ TrustSM, Series 1” in Appendix A.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 39-A-V. As described therein, we and you will agree to characterize and treat the notes for U.S. federal income tax purposes as “open transactions”. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Sidley Austin LLP, it is reasonable to treat your purchase and ownership of the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. For example, the notes could be treated either as subject (in whole or in part) to the “constructive ownership transaction” rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), as discussed in the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 39-A-V, or as “contingent payment debt instruments.”

   A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Index Fund (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. Holder in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. Holder, determined as if the U.S. Holder had acquired the Underlying Shares on the original issue date of the note at fair market value and sold them at fair market value on the maturity date (if the note was held until the maturity date) or on the date of sale or exchange of the note (if the note was sold or exchanged prior to the maturity date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have

JPMorgan Structured Investments — Buffered Equity Notes Linked to the PowerShares QQQ TrustSM, Series 1	TS-1

resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, settlement or maturity of the note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, settlement or maturity of the note).

Although the matter is not clear, there exists a risk that an investment in the notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. Holder in respect of a note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each note will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a note over (ii) the “net underlying long-term capital gain” such U.S. Holder would have had if such U.S. Holder had acquired a number of the Underlying Shares at fair market value on the original issue date of the note for an amount equal to the “issue price” of the note and, upon the date of sale, exchange, settlement or maturity of the note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the note). Accordingly, U.S. Holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Moreover, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Capital Gains Tax Treatment”, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index Fund or any of the equity securities held by the Index Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 39-A-V dated August 7, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal in excess of $150 per $1,000 principal amount note. The return on the notes at maturity is linked to the performance of the Index Fund and will depend on whether, and the extent to which, the Index Fund Return is positive or negative. Your investment will be exposed to any decline in the Final Share Price, as compared to the Initial Share Price, beyond the 15% buffer. Accordingly, you could lose up to $850 for each $1,000 principal amount note that you invest in.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Index Fund, which may be significant. We refer to this percentage as the Maximum Total Return, which will be set on the pricing date and will not be less than 20.5% or greater than 25.5%.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Payment on the notes is dependent on JPMorgan Chase & Co.’s ability to pay the amount due on the notes at maturity, and therefore your payment on the notes is subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  THERE ARE RISKS ASSOCIATED WITH THE INDEX FUND — Although shares of the Index Fund are listed for trading on Nasdaq, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market. In addition, although the Index Fund is not actively managed by traditional methods which typically involve effecting changes in the assets of a fund according to economic, financial and market considerations, the trustee of the Index Fund will adjust the securities and the weights of the securities held by the Index Fund from time to time to correspond with the

JPMorgan Structured Investments — Buffered Equity Notes Linked to the PowerShares QQQ TrustSM, Series 1	TS-2

  price and yield of the NASDAQ-100 Index®. There can be no assurance, however, that any such adjustments will produce the desired results and that the investment objective of the Index Fund will be met. Any of the foregoing could adversely affect the market price of the shares of the Index Fund, and consequently, the value of the notes.
  DIFFERENCES BETWEEN THE INDEX FUND AND THE NASDAQ-100 INDEX® — The Index Fund does not fully replicate the NASDAQ-100 Index® and will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, which may lead to a lack of correlation between the Index Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Index Fund and the Underlying Index. Finally, because the shares of the Index Fund are traded on the Nasdaq and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund. For all of the foregoing reasons, the performance of the Index Fund may not correlate with the performance of the Underlying Index.
  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Index Fund or equity securities held by the Index Fund or included in the Underlying Index would have.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  THE ANTI-DILUTION PROTECTION FOR THE INDEX FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price per share of the Index Fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Index Fund;
    the time to maturity of the notes;
    the dividend rate on the equity securities held by the Index Fund;
    interest and yield rates in the market generally as well as in each of the markets of the equity securities held by the Index Fund;
    the occurrence of certain events to the Index Fund that may or may not require an adjustment to the Share Adjustment Factor;
    a variety of economic, financial, political, regulatory or judicial events that affect the equity securities held by the Index Fund or the stock markets generally; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Buffered Equity Notes Linked to the PowerShares QQQ TrustSM, Series 1	TS-3

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index Fund?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Buffer Amount of 15% and assumes a Maximum Total Return on the notes of 20.5% and an Initial Share Price of $48.00 (which is not the actual Initial Share Price applicable to the notes). The actual Maximum Total Return will be set on the pricing date and will not be less than 20.5% or greater than 25.5%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of one share of the Index Fund increases from the Initial Share Price of $48.00 to a Final Share Price of $55.20. Because the Final Share Price of $55.20 is greater than the Initial Share Price of $48.00 and the Index Fund Return of 15% does not exceed the hypothetical Maximum Total Return of 20.5%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 15%) = $1,150

Example 2: The closing price of one share of the Index Fund decreases from the Initial Share Price of $48.00 to a Final Share Price of $43.20. Because the Final Share Price of $43.20 is less than the Initial Share Price of $48.00 by not more than the Buffer Amount of 15%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The closing price of one share of the Index Fund decreases from the Initial Share Price of $48.00 to a Final Share Price of $33.60. Because the Final Share Price of $33.60 is less than the Initial Share Price of $48.00 by more than the Buffer Amount of 15%, the investor receives a payment at maturity of $850 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-30% + 15%)] = $850

Example 4: The closing price of one share of the Index Fund increases from the Initial Share Price of $48.00 to a Final Share Price of $62.40. Because the Final Share Price of $62.40 is greater than the Initial Share Price of $48.00, and the Index Fund Return of 30% exceeds the hypothetical Maximum Total Return of 20.5%, the investor receives a payment at maturity of $1,205 per $1,000 principal amount note, the maximum payment on the notes.

Example 5: The closing price of one share of the Index Fund decreases from the Initial Share Price of $48.00 to a Final Share Price of $0.00. Because the Final Share Price of $0.00 is less than the Initial Share Price of $48.00 by more than the Buffer Amount of 15%, the investor receives a payment at maturity of $150 per $1,000 principal amount note, which reflects the principal protection provided by the 15% Buffer Amount, calculated as follows:

$1,000 + [$1,000 × (-100% + 15%)] = $150

JPMorgan Structured Investments — Buffered Equity Notes Linked to the PowerShares QQQ TrustSM, Series 1	TS-4

Historical Information

The following graph sets forth the historical performance of the PowerShares QQQ TrustSM, Series 1 based on the weekly closing price of one share of the Index Fund from January 7, 2005 through March 12, 2010. The closing price of one share of the Index Fund on March 12, 2010 was $47.36. We obtained the Index Fund closing prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical closing prices per share of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price per share of the Index Fund on the Observation Date. We cannot give you assurance that the performance of the Index Fund will result in the return of any of your initial investment in excess of $150 per $1,000 principal amount note.

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI, the agent for this offering. The net proceeds received from the sale of notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligations under the notes. In accordance with NASD Rule 2720, JPMSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMorgan Structured Investments — Buffered Equity Notes Linked to the PowerShares QQQ TrustSM, Series 1	TS-5

APPENDIX A

The PowerShares QQQ TrustSM, Series 1

We have derived all information contained in this document regarding PowerShares QQQ TrustSM, Series 1 (the “Trust”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Invesco PowerShares Capital Management LLC (the “sponsor”).

The Trust is an exchange traded fund that trades on the Nasdaq Stock Market, Inc. (“Nasdaq”) under the ticker symbol “QQQQ.” We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Trust is a unit investment trust designed to generally correspond to the price and yield of the NASDAQ-100 Index®. We make no assurance that this investment objective will be fully met. The Trust was created pursuant to a trust indenture and agreement (the “Trust Agreement”) dated as of March 4, 1999, as amended by Amendment No. 1 to the Trust Agreement dated as of March 21, 2007, and is governed by a standard terms and conditions of trust between The Bank of New York Mellon, (the “Trustee”), and Nasdaq Global Funds, the predecessor sponsor to Invesco PowerShares Capital Management LLC, dated and executed as of March 1, 1999, as amended by Amendment No. 1 to the Terms and Conditions dated as of April 17, 2001, by Amendment No. 2 to the Terms of Conditions, dated as of February 4, 2004 and Amendment No. 3 to the Terms and Conditions, dated as of January 24, 2006. The Trust was created to provide investors with the opportunity to purchase units of beneficial interest in the Trust representing proportionate undivided interests in the portfolio of securities held by the Trust, which consists of substantially all of the securities, in substantially the same weighting, as the component securities of the NASDAQ-100 Index. This section is just a summary of the Trust. Information filed by the Trust with the SEC pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the SEC file numbers 811-08947 and 333-61001 on the SEC’s website at http://www.sec.gov

The Trust both (a) continuously issues and redeems “in kind” its shares, known as PowerShares QQQ Index Tracking StockSM (“PowerShares QQQ Shares”) only in large lot sizes called Creation Units at their once daily net asset value and (b) lists the shares individually for trading on Nasdaq at prices established throughout the trading day, like any other listed equity security trading in the secondary market on Nasdaq. PowerShares QQQ Shares held by the trust consist of a portfolio of equity securities or, in the case of securities not yet delivered in connection with purchases made by the trust or portfolio deposits, confirmations of contracts to purchase such securities (collectively, the “Portfolio”).

The Trust, which holds the Portfolio and cash, is not actively managed by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weights of the securities in the Trust (the “Securities”) and the stocks in the NASDAQ -100 Index®, the Trustee adjusts the Securities from time to time to conform to periodic changes in the identity and/or relative weights of the Securities. The composition and weighting of the Securities portion of a portfolio deposit are also adjusted to conform to changes in the NASDAQ -100 Index®.

The sponsor of the Trust makes available on each business day a list of the names and the required number of shares for each of the Securities in the current portfolio deposit as well as the income net of expense amount effective through and including the previous business day per outstanding PowerShares QQQ Share. The sponsor may choose within its discretion to make available, frequently throughout each business day, a number representing, on a per PowerShares QQQ Share basis, the sum of the income net of expense amount effective through and including the previous business day plus the current value of the Securities portion of a portfolio deposit as in effect on such day (which value will occasionally include a cash-in-lieu amount to compensate for the omission of a particular index security from such portfolio deposit). The Nasdaq calculates the NASDAQ -100 Index® intra-day every 15 seconds on every business day in which the Nasdaq is open for trading. If the sponsor elects to make such information available, it would be calculated based upon the best information available to the sponsor and may be calculated by other persons designated to do so by the sponsor. If the sponsor elects to make such information available, the inability of the sponsor or its designee to provide such information for any period of time will not in itself result in a halt in the trading of PowerShares QQQ Shares on Nasdaq. If such information is made available, investors interested in creating PowerShares QQQ Shares or purchasing PowerShares QQQ Shares in the secondary market should not rely solely on such information in making investment decisions but should also consider other market information and relevant economic and other factors (including, without limitation, information regarding the index, the index securities, and financial instruments based on the index).

This term sheet relates only to the notes offered hereby and does not relates to the shares of the Trust. We have derived all disclosures contained in this term sheet regarding the shares of the Trust from publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding

JPMorgan Structured Investments — Buffered Equity Notes Linked to the PowerShares QQQ TrustSM, Series 1	TS-6

shares of the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the shares of the Trust have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the shares of the Trust could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes. Neither we nor any of our affiliates makes any representation to you as to the performance of the shares of the Trust.

We and/or our affiliates may presently or from time to time engage in business relating to the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to shares of the Trust. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a prospective purchaser of the notes, you should undertake an independent investigation of the shares of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to shares of the Trust.

For a description of the NASDAQ-100 Index®, see “The NASDAQ-100 Index®” beginning on page PS-93 of the accompanying product supplement no. 39-A-V.

JPMorgan Structured Investments — Buffered Equity Notes Linked to the PowerShares QQQ TrustSM, Series 1	TS-7